UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2007

PLAYERS NETWORK
(Exact name of registrant as specified in charter)

Nevada (State or other jurisdiction of incorporation)	000-29363 (Commission file number)	88-0343702 (I.R.S. Employer Identification Number)

4260 Polaris Avenue Las Vegas, Nevada 89103 (Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:    (702) 895-8884

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03  Material Modification to Rights of Security Holders.

Effective July 24, 2007, the Company designated 2,000,000 shares of its blank check preferred stock as “Series A Preferred Stock” by filing a Certificate of Designation with the Secretary of State of Nevada establishing the existence of the Series A Preferred Stock.

Each share of Series A Preferred Stock is (i) convertible, at the option of the holder, into one share of common stock (subject to stock dividends, stock splits and the like) of the Company, (ii) automatically converts into common stock of the Company upon any sale, pledge, conveyance, hypothecation assignment or other transfer of such share, and (iii) has voting rights equal to 25 shares of common stock (subject to stock dividend, stock splits and the like).

The rights of holders of common stock of the Company could be materially limited upon the issuance of shares of Series A Preferred Stock because the designated 2,000,000 shares of Series A Preferred Stock have aggregate voting power equal to 50,000,000 shares of common stock of the Company. The Company is authorized in its Articles of Incorporation, as amended, to issue up to 150,000,000 shares of common stock. The effect of the creation of the Series A Preferred Stock is that the future holders of Series A Preferred Stock could have voting power greater than the aggregate voting power of the holders of shares of common stock of the Company, therefore could have the ability to control the outcome of all matters requiring stockholder approval.

The Certificate of Designation is attached hereto as Exhibit 4.1 and incorporated into this Item 3.03 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Effective July 24, 2007, the board of directors of the Company granted stock bonuses of 250,000 shares of the Company’s Series A Preferred Stock to each of Mr. Mark Bradley, the Company’s Chief Executive Officer and Director and Mr. Michael Berk, the Company’s President of Programming and Director.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

4.1	Players Network Certificate of Designation of Series A Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 25, 2007
PLAYERS NETWORK

	By:	/s/ Mark Bradley
Mark Bradley
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Players Network Certificate of Designation of Series A Preferred Stock